Exhibit 99.1

Wissam Jabre Joins NetApp as Executive Vice President and Chief Financial Officer

SAN JOSE, Calif. – January 28, 2025 – Today, NetApp® (NASDAQ: NTAP), the intelligent data infrastructure company, announced the appointment of Wissam Jabre as Executive Vice President and Chief Financial Officer effective March 10, 2025. Jabre brings over 20 years of experience leading finance organizations and a strong track record of value creation and disciplined operational management. Jabre’s appointment follows the previously announced planned retirement of Mike Berry, who served as NetApp’s Executive Vice President and Chief Financial Officer for the last five years.

“We are thrilled to welcome Wissam to our leadership team,” said George Kurian, Chief Executive Officer. “His decades of financial experience will be invaluable as we continue to execute on our visionary approach for a data-driven future. As a seasoned CFO and proven leader in building high-performance finance teams, Wissam will play a pivotal role working across the business to drive sustained growth and long-term value for our stakeholders.”

“I’m excited to join this incredible team as NetApp builds on its momentum and captures market share with its leading intelligent data infrastructure platform,” said Wissam Jabre, incoming Chief Financial Officer. “There is tremendous opportunity ahead to enhance value for our shareholders. I look forward to partnering with the leadership team and leading the finance organization as we build on the Company’s efforts to drive growth and profitability, as well as deliver results for our stakeholders.”

Jabre brings extensive experience leading finance organizations for businesses that move at the speed of customer requirements. He has most recently held the position of Executive Vice President and Chief Financial Officer at Western Digital Corporation, where he led the global finance organization, including accounting, financial reporting, tax, treasury, internal audit, and investor relations. He previously served as Senior Vice President and Chief Financial Officer of Dialog Semiconductor from 2016 until it was acquired by Renesas Electronics in 2021. Prior to that, he held senior finance roles at Advanced Micro Devices, Freescale Semiconductor, and Motorola. Jabre began his career with Schlumberger, where he held engineering and finance roles. He also sits on the board of MKS Instruments, Inc. where he is an audit committee member. Jabre holds an MBA from Columbia Business School and a B.E. in Electrical Engineering from the American University of Beirut.

About NetApp

NetApp is the intelligent data infrastructure company, combining unified data storage, integrated data services, and CloudOps solutions to turn a world of disruption into opportunity for every customer. NetApp creates silo-free infrastructure, harnessing observability and AI to enable the industry’s best data management. As the only enterprise-grade storage service natively embedded in the world’s biggest clouds, our data storage delivers seamless flexibility. In addition, our data services create a data advantage through superior cyber resilience, governance, and application agility. Our CloudOps solutions provide continuous optimization of performance and efficiency through observability and AI. No matter the data type, workload, or environment, with NetApp you can transform your data infrastructure to realize your business possibilities. Learn more at www.netapp.com or follow us on X, LinkedIn, Facebook, and Instagram.

NETAPP, the NETAPP logo, and the marks listed at www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

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NetApp

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NetApp

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